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                                                                   EXHIBIT 10.34

Exhibit 10.34   Employment Agreement Between the Company and
Donald C. Swanson Dated May 5, 1997.



May 1, 1997

Donald C. Swanson
6736 E. Waterton Ave.
Orange, CA  92867

Dear Don:

On behalf of AMDL, Inc. we are pleased to offer you the position of Director, Manufacturing, reporting to the Vice President of Operations. In this capacity, functions reporting to you will include raw materials/production planning, reagent production, labeling, vialing and kit assembly. Although our current manufacturing organizational structure is still being finalized, you will initially have three positions reporting directly to you.

With respect to compensation, your annual salary will be $70,000 per year, including the following benefits:

     .  Paid Employee Group Medical Insurance (effective after 90 days)

     .  Vacation time accrued at the rate of:
        1st through 3rd year; 1 day per month not to exceed 10 days. 4th and 5th year; 11/2 days per month not to exceed 15 days.

     . Stock Options for 50,000 shares of AMDL common stock; vesting in eight equal installments at the close of each 3 month period of the 1st two years of continuous employment; having a strike price equal to the closing bid price on May 1, 1997; and having a term of 3 years from the date of vesting. These options will be offered under a plan 01 on other terms to be approved by AMDL's Board of Directors.

     . If AMDL in its sole discretion (other than for conduct amounting to fraud, dishonesty or acts of moral turpitude; behavior inimical to the interests of the AMDL; or any acts or omissions to act which are determined by the Board of Directors to constitute gross negligence or flagrant misconduct) terminates this employment relationship during the 1st year of its term, AMDL shall pay a severance amount equal to two months salary.

We are all convinced that you could make a significant and key contribution to AMDL's business strategy, particularly in the areas of quality assurance and GMP compliance. We look forward to your joining the AMDL management team on May 5, 1997.

Best wishes,


--------------------------
Ronald J. Moore, Ph.D.
Vice President, Operations


Agreed to and accepted by:


---------------------------        --------------
Donald C. Swanson                       Date

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